UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: April 30, 2013
(Date of earliest event reported)

CMG HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada --------------------------------	000-51770 --------------------------------	87-0733770 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Hudson Street, Suite 303
New York, New York 10013
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(Address of principal executive offices) (Zip Code)

(646) 688-6381
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 - REGULATION FD

Item 7.01. Regulation FD Disclosure.

Message from Management to our Shareholders.

We are announcing today that we have retired the Asher Enterprises, Inc. convertible note . Unfortunately 4 million shares were converted before we could arrange the loan to retire the debt.  The auditors had allocated approximate 37 million common share reserve for this transaction and a few others.  With this pay down, approximately 16.5 million common shares will be retired. The last note remaining is due the middle of May and it is our intention to retire that convertible note as well, we are in the process of negotiating that currently.

In the interim, our subsidiary XA, The Experiential Agency, Inc.’s business shows good signs of growth and with AudioEye, Inc. now beginning to trade; we are hopeful that we will be able to get some capital that XA desperately needs to begin the rapid growth that is within our reach.

We are in current talks with a very special individual from the ad business to join our board, if we can make this happen and we believe we are close, he will add a huge presence to XA and our business going forward.

The Form 10-K was a very arduous experience for us.  As you would expect, the books and records were a mess. But we have begun to piece them together, and expect the next Form 10-Q for quarter ended March 30, 2013 to be considerably easier. As we have said in the past we continue to appreciate your continued support, and continue to believe that support will be well rewarded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CMG HOLDINGS, INC.

Date: April 30, 2013	/s/ JEFFREY DEVLIN
Name: Jeffrey Devlin
Its: Director